North Dallas Regional Commercial Banking 4975 Preston Park Boulevard Suite 280 Plano, TX 75093 972 599-5345 972 867-5674 Fax
December 20, 2004

OVERNIGHT MAIL:
Tracking No. 24282925656

Pizza Inn, Inc.
3551 Plano Parkway
The Colony, Texas 75056
Attn: Mark Schwartz

     Re: Third Amended and Restated Loan Agreement (as amended by that certain First Amendment to Third Amended and Restated Loan Agreement dated as of March 28, 2004, the “Loan Agreement”) dated as of January 22, 2003 by and between Pizza Inn, Inc. (“Borrower”) and Wells Fargo Bank, National Association (successor to Wells Fargo Bank (Texas), National Association, herein “Bank”). All terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

Ladies and Gentlemen:

     It is Bank’s understanding that Ronald Parker has been terminated as chief executive officer of Borrower. Although Bank has been previously notified that the Board of Directors of Borrower was considering the termination of Mr. Parker, the Bank discovered the fact of Mr. Parker’s actual termination on December 13, 2004 by an article appearing in the Dallas Morning News on December 14, 2004. This termination constitutes a Change of Control under the Loan Agreement (the “Parker Change of Control”) and, as a result, the Revolving Credit Commitment and all other lending obligations of Bank under the Loan Agreement or any of the other Loan Documents automatically terminated. Bank previously notified you of this termination pursuant to a letter dated December 16, 2004.

     In addition, Section 10.12 of the Loan Agreement requires Borrower to notify Bank and offer to accelerate payment of the Obligations (“Notice and Offer”) within five (5) days after the occurrence of a Change of Control. As of the date of this letter Bank has not received a proper Notice and Offer from Borrower in connection with the Parker Change of Control. Unless Borrower strictly complies with the terms of Section 10.12 of the Loan Agreement and provides Bank with a Notice and Offer relating to the Parker Change of Control on or before December 28, 2004, such failure shall constitute an Event of Default under the Loan Agreement and Bank shall have the right to exercise all of its rights and remedies provided for in the Loan Agreement and the other Loan Documents.

     You are hereby notified that Bank requires strict compliance with the terms and conditions of the Loan Documents and Bank does not in any manner waive any rights or remedies available against Borrower pursuant to the Loan Agreement, Notes, Loan Documents or applicable law. No waiver of any provision of the Loan Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance to which it relates and for the purpose for which it is given. The rights provided for in the Loan Agreement and the other Loan Documents are cumulative and not intended to be exclusive of any other right given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     Your immediate attention to this matter is recommended.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ RALPH C. HAMM, III

Name:	Ralph C. Hamm, III

Title:	Vice President